Exhibit 99.1

Consent To Be Named as a Director Nominee

In connection with the filing by M3-Brigade Acquisition VI Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of M3-Brigade Acquisition VI Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 1, 2025

By:	/s/ Benjamin Fader Rattner
	Name:	Benjamin Fader Rattner